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                                                                    Exhibit 4.25

                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement is entered into as of June 28, 2000 by and between CyberCash, Inc., a Delaware corporation (the "COMPANY"), and Melton Foundation ("BUYER").

         1. SALE OF STOCK. Subject to the terms and conditions herein, the Company agrees to issue to Buyer, and Buyer agrees to purchase from the Company, 1,000,000 shares of the Company's common stock (the "Shares") at a per share purchase price equal to the closing bid price for the Common Stock reported on the NASDAQ for June 28, 2000 (e.g., $5.50).

         2. PAYMENT. Buyer shall deliver to the Company on or before June 30, 2000 by check or wire transfer the aggregate purchase price of the Shares as determined in accordance with Section 1. Upon receipt of the purchase price, the Company shall issue the Shares to Buyer.

         3. NO RESALE. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "ACT"), in reliance upon exemptions contained in the Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Shares subsequently are so registered or qualify for exemption from registration under the Act.

         4. LEGENDS. The certificates evidencing the Shares shall bear a restrictive legend until such time as the Shares have been registered under the Act or qualify for exemption from registration under the Act, and a "stock transfer" order shall be entered in the stock transfer records of the Company with respect to the Shares.

         5. PIGGY-BACK REGISTRATION. The Company will grant Buyer such piggy-back registration rights with respect to the Shares as are customary in transactions of this nature.

         6. CHOICE OF LAW. This Subscription Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

         7. ENTIRE AGREEMENT; AMENDMENT. This Subscription Agreement constitutes the entire Agreement among the parties hereto with respect to the transaction contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Subscription Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification or discharge is sought.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement, or have caused this Subscription Agreement to be duly executed on their behalf, as of the day and year first above written.

                                                     CYBERCASH, INC.

                                           By:      /s/ John H. Karnes
                                                    ------------------------

                                           Name:    John H. Karnes
                                           Title:   Chief Financial Officer

                                           MELTON FOUNDATION
                                           ("BUYER")

                                           By:      /s/ William N. Melton
                                                    ------------------------
                                           Name:    William N. Melton
                                           Title:   President